Exhibit 99.1

October 3, 2006

FOR IMMEDIATE RELEASE

STELLAR RESOURCES, LTD. CEO & DIRECTOR TO STEP DOWN.

          LAS VEGAS (October 3, 2006) Stellar Resources, Ltd. (Bulletin Board Symbol - SELR), announced today that CEO Andrew Reid and Jon Stewart have decided to resign their positions on the Board of Directors, effective October 3, 2006.  We wish to thank Mr. Reid for his leadership and management of Stellar Resources Ltd. over the past years.  We would also like to thank Mr. Stewart for his knowledge which has helped us oversee numerous critical improvements and expansion we can make to the Company’s future.

          We are however, pleased to welcome aboard, Kathy Whyte as President, and CEO and Mr. Dean Sellars as a Director.

          Ms. Whyte  - Coupled with her past knowledge of the Company, Ms. Whyte has a well rounded background in the corporate administration of both private and publically traded companies, mainly in the mineral exploration industry.  Ms. Whyte has helped administer the Company from inception as a self-employed Corporate Administrator.  From 1998 to the present, she has been self-employed and works in the corporate administrative field for various entities.  Through the earlier part of her career, her  education streamed both from England and Canada. In the earlier years of her career from 1977 to 1996, she has worked as a legal secretary for the following legal related firms: Pattinson & Brewer in London, England; Cowan, Lipson & Rumney, London, England; Tupper & Adams in Canada; Legal Freelance Centre in Canada; Ferguson Gifford in Canada; Jones McCloy Peterson in Canada.  Ms. Whyte is happy to step up and get directly involved  with the key decisions to be made to head the Company in a strategic direction.  Upon her consent to the Board of Directors and for past unpaid services and present, Ms. Whyte would be eligible for a restricted award package equivalent to the years she will dedicate to help bring the Company forward.

          Dean Sellars -  As well as joining Stellar Resources Ltd. Mr. Sellars owns and operates. “Dean’s Milkman Dairy Service”, a dairy food wholesaler in the Lower Mainland of British Columbia, Canada.  As an entrepreneur of the past 20 years, Mr. Sellars took a small one ton truck operation and now has a small fleet of 3 ton trucks that delivers dairy food wholesale products to major clients all over Vancouver and the Lower Mainland of British Columbia. In the past,  Mr. Sellars was very active in the real-estate market, amassing a small but, strong portfolio over the Lower Mainland of British Columbia, Canada.

          Being a shareholder since the year 2003, Mr. Sellars, has shown great interest in the mineral exploration industry in Canada, and commented he “looks forward to the challenges that lie ahead”.

On behalf of the Board

Stellar Resources Ltd.

“Michael Rezac, Secretary”

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Stellar Resources Ltd.. has little or no control.